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                                                                   EXHIBIT 10.34


                               AGREEMENT OF LEASE

                                     Between

                       GREENE STREET, CAPITAL CORPORATION
                                                            as Landlord

                                       and

                              E.F. JOHNSON COMPANY

                                                              as Tenant


                             for premises located at

                               299 Johnson Avenue
                                       and
                               206 2nd Avenue S.W.
                                Waseca, Minnesota

                           Dated: As of July 31, 1992



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                                Table of Contents

Article                                                                            Page
-------                                                                            ----
I.         Demised Premises - Term of Lease.....................................      1
II.        Rent   ..............................................................      2
III.       Use of Premises; Environmental Matters...............................      6
IV.        Taxes and Impositions................................................      8
V.         Insurance............................................................     13
VI.        Right to Perform Covenants of Tenant.................................     19
VII.       Repairs and Maintenance..............................................     19
VIII.      Compliance with Orders and Ordinances................................     24
IX.        Changes and Alterations..............................................     26
X.         Discharge of Liens...................................................     29
XI.        Access to Premises by Landlord.......................................     31
XII.       Assignment and Subletting............................................     32
XIII.      No Waste.............................................................     37
XIV.       Damage or Destruction................................................     37
XV.        Condemnation.........................................................     38
XVI.       Indemnification......................................................     41
XVII.      Mortgage Subordination...............................................     45
XVIII.     Signs  ..............................................................     48
XIX.       Conditional Limitations - Default Provisions.........................     49
XX.        Surrender - Personal Property........................................     55
XXI.       Quiet Enjoyment......................................................     56
XXII.      Certificates.........................................................     56



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
XXIII.     Remedies - Waiver....................................................     57
XXIV.      Force Majeure........................................................     58
XXV.       Notices..............................................................     59
XXVI.      Broker ..............................................................     60
XXVII.     Non-Liability of Landlord............................................     61
XXVIII.    Recording of Lease...................................................     62
XXIX.      Holding Over.........................................................     62
XXX.       Excavation of Adjoining Premises.....................................     63
XXXI.      Miscellaneous........................................................     64
XXXII.     Termination Right....................................................     65
XXXIII.    Purchase Option......................................................     66



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         THIS LEASE, made as of the ___ day of July 1992 between GREENE STREET
CAPITAL CORPORATION, a Delaware corporation, with offices at 114 Greene Street, New York, New York 10012, hereinafter called "Landlord," and E.F. JOHNSON COMPANY, a Minnesota corporation, with an address c/o Weksel Davies & Co., Inc., 777 Third Avenue, New York, NY 10017, hereinafter called "Tenant".

                              W I T N E S S E T H:

         In consideration of the covenants, conditions and agreements hereinafter contained, Landlord and Tenant mutually agree as follows:

                                    ARTICLE I

                        Demised Premises - Term of Lease

         Section 1.1. Demised Premises. Landlord hereby leases to Tenant and Tenant hereby takes and hires from Landlord, subject to the terms of this Lease, those two improved parcels of real property commonly known and designated as 206 2nd Avenue SW, and that single parcel of real property commonly known and designated as 299 Johnson Avenue, Waseca, Minnesota, all of which are legally described on Exhibit A attached hereto and made a part hereof, together with all improvements situated, lying and being thereon and all related contract and other intangible rights conveyed to Landlord pursuant to the Purchase and Sale Agreement for Improved Real


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Property Between Tenant, as Seller, and Landlord, as Buyer, of even date herewith (collectively, the "Demised Premises"); SUBJECT, HOWEVER, to the matters set forth in Exhibit B annexed hereto and made a part hereof (the "Permitted Title Exceptions").

         Section 1.2. Term. Landlord leases the Demised Premises to Tenant for a term of One Hundred Twenty (120) months plus the balance of the month in which the Commencement Date occurs (referred to herein as the "Term") commencing the date hereof (the "Commencement Date") and ending on July 31, 2002 (the "Expiration Date"), unless sooner terminated as hereinafter provided.

                                   ARTICLE II
                                      Rent

         Section 2.1. Basic Rent. Tenant shall pay Landlord an annual basic rent during the Term (hereinafter called "Basic Rent") as follows:

         (a) Commencing on the Commencement Date through and including July 31, 1995, Three Hundred Ninety-nine Thousand Nine Hundred Ninety-nine and 96/100 Dollars ($399,999.96), payable in equal monthly installments of Thirty-three Thousand Three Hundred Thirty-three and 33/100 Dollars ($33,333.33) each.

         (b) Commencing on August 1, 1995 through and including July 31, 1996, Four Hundred Ninety-nine Thousand Nine Hundred Ninety-two Dollars ($499,992), payable in equal monthly



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installments of Forty-one Thousand Six Hundred sixty-six Dollars ($41,666) each.

         (c) Commencing on August 1, 1996 through and including the Expiration Date, Six Hundred Twenty-four Thousand Nine Hundred Ninety-six Dollars ($624,996) per annum, payable in equal monthly installments of Fifty-two Thousand Eighty-three Dollars ($52,083) each.

         Tenant covenants and agrees to pay to Landlord all Basic Rent due hereunder in lawful money of the United States in advance on the first day of each calendar month during the term hereof, together with Additional Rent as hereinafter set forth, without any deduction, offset or abatement whatsoever. All amounts due from Tenant to Landlord under this Lease shall be paid by good and sufficient check (subject to collection) to Landlord at the address set forth on the first page of this Lease. The annual Basic Rent payable on account of any partial calendar month during the term, if any, shall be prorated. On the Commencement Date, Tenant shall make the Basic Rent payment due for that portion of the month of July, 1992 occurring within the Term and for the month of August, 1992.

           Section 2.2. Net Lease. The parties intend that the Basic Rent shall be paid to Landlord absolutely net and that except as otherwise expressly provided herein, all costs, expenses and obligations of every kind and nature whatsoever relating to the Demised Premises or the Tenant's use or occupancy thereof accruing after the Commencement Date shall be



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paid by Tenant, including but not limited to real estate taxes, assessments, water and sewer charges, utility charges and all other charges or expenses of any nature whatsoever, and Tenant covenants and agrees to indemnify, defend and hold harmless Landlord from and against all such costs, fees, expenses and obligations, excluding, however, Landlord's income and franchise taxes.

         Section 2.3. Additional Rent; Late Payment. In addition to Basic Rent, all other payments to be made hereunder by Tenant to Landlord, and all payments made by Landlord an behalf of Tenant, and all of Landlord's costs (including, without limitation, reasonable attorneys' fees) incurred in connection with enforcing this Lease shall be defined as and deemed for the purpose of securing the collection thereof to be "Additional Rent" hereunder, whether or not designated as such, and shall be due and payable as set forth herein; and Landlord shall have the same rights and remedies upon Tenant's failure to pay the same as for the non-payment of Basic Rent.

         If Tenant shall fail to pay Basic Rent or any Additional Rent within five (5) days after the same shall be due and same shall remain unpaid five (5) days following notice from Landlord thereof ("Late Payment Notice"), Tenant shall pay Landlord a service charge in an amount equal to 4% of the past due payment of Basic Rent or Additional Rent, to reimburse Landlord for its administrative and other cost and expenses incurred on account of Tenant's late payment, and shall also



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pay Landlord interest on any such past due payment from the due date of such
Basic Rent or Additional Rent at a rate equal to the lesser of (i) four percent (4%) above the prime rate as announced from time to time by Citibank, N.A. in New York,, New York, or (ii) the highest legal rate of interest (the "Overdue Rate"). If Tenant shall make any payment of Basic Rent or Additional Rent late, so as to incur service and interest charges pursuant to the immediately preceding sentence, two (2) times in any successive 12-month period during the Term, from and after such second late payment interest on all future late payments of Basic Rent or Additional Rent during the succeeding 12-month period shall accrue from the due date and the service charge during the succeeding 12-month period shall be due and payable for any payment of Basic Rent or Additional Rent paid more than five (5) days after the same shall be due irrespective of whether Landlord gives Tenant a Late Payment Notice.

         Landlord, at its election, shall have the right (but not the obligation) after ten (10) days prior notice to Tenant (except for emergencies or to prevent the loss of any interest of Landlord in the Demised Premises, in which case no notice shall be necessary) to pay for or perform any act that requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease within the period provided herein, and in the event Landlord shall at its election pay such sums or perform such



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acts requiring the expenditure of moneys, Tenant shall reimburse and pay
Landlord, upon demand, all such reasonable sums together with interest at the Overdue Rate, which shall be deemed for the purpose of securing the collection thereof to be Additional Rent hereunder and payable by Tenant as such.

         Section 2.5. No Setoff or Abatement. Except to the extent specifically set forth in this Lease, no setoff against or abatement or reduction of rent, charges or other compensation shall be claimed by or allowed to Tenant, or any persons claiming under it, under any circumstances, whether for inconvenience, discomfort, interruption of business, or otherwise, arising from the making of alterations, changes, additions, improvements or repairs to the Demised Premises or improvements located thereon by virtue or because of any present or future governmental laws, ordinances, requirements, orders, directions, rules or regulations or by virtue or arising from, and during, the restoration of the Demised Premises after the destruction or damage thereof by fire or other cause or the taking or condemnation of any portions thereof or arising from any other cause or reason.

                                   ARTICLE III

                     Use of Premises; Environmental Matters

         Section 3.1. Use. Tenant shall not use the Demised Premises in violation of applicable Requirements (as defined in Section 8.1).



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         Except to the extent required in connection with the operation of the
Demised Premises and reasonable amounts of materials required in connection with Tenant's present business activities at the Demised Premises (each of which shall be stored, used, treated and disposed of in compliance with all Environmental Laws), Tenant shall not and shall not permit any Subtenants to, use any portion of the Demised Premises for the storage, treatment, disposal, warehousing or distribution of any flammables, explosives, or radioactive materials, asbestos-containing materials, hazardous or toxic materials, gasoline, waste, or other petroleum products, soil or water pollution, hazardous wastes, toxic substances, corrosive materials, potentially or allegedly carcinogenic substances, substances alleged or believed to result in reproductive toxicity, or similar substances or materials, including without limitation, any substances or materials defined as hazardous, toxic or environmentally unsafe under any governmental law, regulation or ordinance. Tenant shall not, and shall not permit any subtenants to, commit any acts or omissions which would give rise to liability under any Environmental Law. Tenant will not suffer any act to be done or any condition to exist thereon or any part thereof or any article to be brought thereon, which may be dangerous, unless safeguarded as required by law, or which may, in law, constitute a nuisance, public or private, or which may make void or voidable any insurance then in force with respect thereto.



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         Tenant will not use or allow the Demised Premises or any part thereof to be used or occupied for any unlawful purpose or in violation of any certificate of occupancy or certificate of compliance, if any, covering or affecting the use of the Demised Premises or any part thereof.

                                   ARTICLE IV

                              Taxes and Impositions

          Section 4.1. Payment By Tenant. Except to the extent otherwise provided in Section 4.2 hereof, Tenant covenants and agrees to pay all of the following items: general and special real estate taxes and other taxes (including without limitation, any personal property taxes, sales taxes, use taxes, taxes based upon the receipt of rent and the like), assessments, water and sewer rents, rates and charges, excises, levies, license and permit fees, fines, penalties and other governmental charges and any interest or costs with respect thereto, charges for any easement or agreement maintained for the benefit of the Demised Premises, and charges for public and private utilities (including, without limitation, gas, electricity, light, heat, air-conditioning, power and telephone and other communication services), and any other federal, state or local governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, and which during the Term may be



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assessed, levied, confirmed, imposed upon, or grow or become due and payable out of or in respect of, or charged with respect to, or become a lien on the Demised Premises, or the sidewalks or streets in front of or adjoining the Demised Premises, or any other appurtenances of the Demised Premises, or any personal property, equipment, systems or other facility used in the operation thereof, or any use or occupancy thereof, or any document to which Tenant is a party creating or transferring an interest or estate in the Demised Premises (all such items being herein called "Impositions"); each such Imposition or installment thereof during the term of this Lease to be paid not later than the day before any fine, penalty, interest or cost may be added thereto or imposed by law for the non-payment thereof. If, by law, any Imposition may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same in such installments. Landlord covenants and agrees to: (A) give Tenant prompt notice of the amount and payment due date of any Imposition following Landlord's receipt of any notice thereof; and (B) cause any mortgagee of all or any part of the Demised Premises to allow Tenant to pay Impositions in installments.

         Section 4.2. Exclusions. Nothing herein contained shall require Tenant to pay municipal, state or federal income, inheritance, estate, succession, transfer, or gift taxes of



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Landlord, or any corporate franchise tax imposed upon Landlord or any corporate successor of Landlord.

         Section 4.3. Apportionment. Any Imposition relating to a fiscal period which includes both a period prior to the Commencement Date and a period following the Commencement Date shall be paid in full by Tenant. Any imposition relating to a fiscal period which includes both a period prior to the Expiration Date and a period following the Expiration Date or earlier consensual termination date shall be apportioned and adjusted between Landlord and Tenant so that Landlord shall only be responsible in respect to that portion of such Impositions which bears the same ratio to the full Impositions that the part of the fiscal period which falls after the Expiration Date or earlier consensual termination date bears to the entire fiscal period. The Tenant's responsibility shall apply to the remainder of the Impositions.

         Section 4.4. Right to Contest. Tenant shall have the exclusive right, at its own expense, to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith, but only after payment of such Imposition unless such payment would operate as a bar to such contest or in Tenant's reasonable determination interfere materially with the prosecution thereof, in which event payment of such Imposition shall be postponed if, and only so long as:



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         (1) neither the Demised Premises nor any part thereof would by reason of such postponement or deferment be, in the reasonable judgment of Landlord, in immediate danger of being forfeited or lost; and

         (2) If requested by Landlord, Tenant shall have deposited with Landlord the amount so contested and unpaid, together with all interest and penalties in connection therewith, and all charges that may or might be assessed against or become a charge on the Premises or any part thereof in such proceedings.

         Upon the termination of any such proceedings, it shall be the obligation of Tenant to pay the amount of such Imposition, or part thereof, as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including counsel fees), interest, penalties or other liabilities in connection therewith, and, upon such payment, Landlord shall return, with interest, any amount deposited with it with respect to such Imposition as aforesaid, provided, however, that Landlord shall, if requested by Tenant, disburse said moneys on deposit with it directly to the imposing authority to whom such Imposition is payable. If, at any time during the continuance of such proceedings, Landlord shall deem the amount deposited as aforesaid insufficient, Tenant shall, upon demand, make an additional deposit as aforesaid of such



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additional sums as Landlord may reasonably request, and upon failure of Tenant so to do, the amount theretofore deposited may be applied by Landlord to the payment, removal and discharge of such Imposition, and the interest and penalties in connection therewith and any costs, fees (including counsel fees) or other liability accruing in any such proceedings, and the balance, if any, shall be returned to Tenant and the deficiency, if any, shall be paid by Tenant to Landlord on demand.

         Section 4.5. Refunds. Tenant shall have the exclusive right to seek a reduction in the valuation of the Demised Premises assessed for tax purposes and to prosecute any action or proceeding in connection therewith. Tenant shall be authorized to collect any tax refund of any tax paid by Tenant obtained by reason thereof and to retain the same subject to Tenant's obligation to pay to Landlord its pro-rata share thereof pursuant to the provisions of Section 4.3 hereof.

         Section 4.6. Joining In Proceedings. Landlord shall not be required to join in any proceedings referred to in Sections 4.4 or 4.5 hereof unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by and/or in the name of Landlord or any owner of the Land, in which event Landlord shall join in such proceedings or permit the same to be brought in its name. Landlord shall not ultimately be subject to any liability for the payment of any costs or expenses in connection with any



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such proceedings, and Tenant will indemnify and save harmless Landlord from any such costs and expenses.

           Section 4.7. Landlord's Cooperation. Landlord agrees that whenever Landlord's cooperation is required in any of the proceedings brought by Tenant as aforesaid, Landlord will reasonably cooperate therein, provided same shall not entail any cost or expense to Landlord.

           Section 4.8. Evidence of Non-Payment. Any certificate, advice or bill of the appropriate official designated by law to make or issue the same, or to receive payment of any Imposition, of non-payment of such Imposition, shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill, at the time or date stated therein.

                                    ARTICLE V

                                    Insurance

         Section 5.1. Tenant's Insurance. (a) Tenant at its sole cost and expense shall procure and maintain in full force and effect throughout the term of this Lease general comprehensive public liability insurance (including automobile liability insurance) against claims for bodily injury, death and/or property damage occurring upon, in, about or adjacent to the Demised Premises or on, in or about any easement or appurtenances or any part thereof. All such insurance shall be



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written an any "occurrence" basis and shall include (without limiting the generality of the foregoing) coverage for continual or repeated exposure to conditions which result in bodily injury or property damage neither expected nor intended from the standpoint of the insured. All such insurance shall afford protection to the limit of not less than $5,000,000 with respect to bodily injury or death to any one person and to the limit of not less than $2,000,000 for damage to property. The foregoing limits shall be increased in the event that Landlord, in its reasonable judgment, shall determine that the amounts of insurance are inadequate to pay any claims that may be brought under the foregoing policies.

         (b) During the Term, Tenant shall keep all Improvements insured against loss or damage by an "all-risk" insurance policy insuring against risks usually covered by insurance policies carried by institutional owners for similarly situated properties similar to the Demised Premises (including earthquake, fire, lightning, windstorm, tornado, hail, explosion, riot and civil commotion and other casualties usually covered by customary extended coverage) in a minimum amount equal to their "full replacement value". The term "full replacement value" as used herein shall mean one hundred (100%) of the actual replacement cost, including debris removal, exclusive, however, of cost of excavation, foundation and footings below the basement floor. Such full replacement value



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shall be ascertained from time to time at Tenant's expense (but not more frequently than once during any two (2) year period) at the request of Landlord, by the insurance carrier then insuring the Improvements or, at Landlord's option, by an independent appraiser who shall be acceptable to Landlord. Tenant shall also maintain steam boiler and machinery insurance, with limits of not less than $1,000,000, if there is a boiler or pressure object or similar equipment in the Demised Premises.

         (c) All insurance policies shall provide that (1) Landlord (including any single managing agent, from time to time, of the property constituting the Demised Premises) and Tenant are additional or named insureds, as applicable, and upon request of Landlord, the holders of any mortgages and the lessors under any ground or underlying leases affecting the Building shall be added as additional insureds; and (2) such policies will not be cancelled or materially changed without at least thirty (30) days' prior written notice to Landlord and the holders of any mortgages and the lessors under any ground or underlying leases. The Tenant shall use all reasonable best efforts to obtain insurance policies which shall provide that: (1) the interest of the Landlord shall be insured regardless of any breach or violation by Tenant of any warranties, declarations or conditions contained in such policies; (2) the interest of the Landlord therein shall not be invalidated by



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the use or operation of the Demised Premises for purposes which are not permitted by such policies, nor by any foreclosure or other proceedings relating to the Demised Premises, nor by change in title to or ownership of the Demised Premises; and (3) if any premium or installment is not paid when due, or if such insurance would lapse or be cancelled, terminated or materially changed for any reason whatsoever, the insurers will promptly notify Landlord and any such lapse, cancellation, termination or change shall not be effective as to the Landlord for thirty days after receipt of such notice and the insurers shall permit Landlord to pay such premium or installment. Appropriate certification shall be made to the Landlord by each insurer with respect to the foregoing matters. Any such insurance may be carried under blanket policies maintained by the Lessee so long as such policies otherwise comply with the provisions of this
Article V. Such policies are to be written by a company having a general policy holder's rating or equivalent of not less than A and a rating or equivalent in financial size of Category X as rated in the most current "Best's" insurance reports and authorized and licensed to issue such policies in the State where the Demised Premises is located. Tenant shall deliver to Landlord certificates of insurance and proof of full payment of the premiums therefor on the Commencement Date of this Lease. At all times during the term of this Lease when any insurance policy is obtained or renewed, Tenant shall deliver to Landlord certificates of all



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insurance required hereunder and proof that same have been fully paid for and are in full force and effect. On any default by Tenant in obtaining or delivering any such policy or policies or failure to pay the charges therefor, then Landlord (on not less than three (3) business days' notice to Tenant unless the Demised Premises would become uninsured prior to the expiration of such three (3) business day period), in addition to its other rights and remedies, may secure or pay the charges for any such certificates, and Tenant shall pay to Landlord as Additional Rent all sums expended by Landlord therefor.

         (d) No act shall be done in or about the Demised Premises that causes a cancellation of any insurance policy covering the Building or any part thereof or any of its contents. Tenant shall not, without the prior written consent of Landlord, use any apparatus, machinery or device in or about the Demised Premises that will overload the Building or any portion thereof.

         (e) The insurance required under Section 5.1 may be effected under a blanket policy or policies covering the Demised Premises and other property and assets not constituting a part of the Demised Premises, provided that any such blanket policy shall, in any case, comply in all other respects with the requirements of this Article V and provided further that such policy(ies) shall provide for a reserved amount thereunder (as evidenced by certificate(s) of insurance delivered to Landlord hereunder on the Commencement Date) with respect to



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the Demised Premises so as to assure that the amount of insurance required by this Section 5.1(b) will be available notwithstanding any losses with respect to other properties or assets covered by such blanket policy(ies).

         Section 5.2. Waiver of Subrogation. Landlord and Tenant hereby each release the other party, and such other party's shareholders, agents, employees, officers, directors and authorized representatives, from any claims such releasing party may have for personal injury or death, damage to the Demised Premises, personal property, improvements and alterations of either party in or about the Demised Premises, to the extent any such liability is covered by any fire, casualty or other policy of insurance insuring such party or all or any part of the Demised Premises. Landlord and Tenant shall each cause their respective insurance policies required to be carried under this Lease to provide that the insurer waives all right to recovery by way of subrogation against the other, its shareholders, agents, employees, officers, directors and authorized representatives.

         Section 5.3. Primary Coverage. All insurance required under this Lease shall be primary as to Landlord and in the event of loss shall be non-contributing with any other insurance maintained by Landlord.



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                                   ARTICLE VI

                      Right to Perform Covenants of Tenant

        Section 6.1. Landlord's Performance. If Tenant shall at any time fail to perform any act on its part to be performed hereunder, then within ten (10) days after service of notice by Landlord (except in the case of an emergency, in which case no advance notice shall be required), Landlord may, but shall not be obligated to, may make any other payment or perform any other act on the part of Tenant to be made and performed as provided in this Lease, in such manner and to such extent as Landlord may reasonably deem desirable, and in exercising any such rights, to pay necessary and incidental costs and expenses, employ counsel and incur and pay reasonable attorneys' fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, together with interest thereon at the Overdue Rate from the date of the making of such expenditure by Landlord, shall be deemed Additional Rent hereunder and, except as otherwise in this Lease expressly provided, shall be payable to Landlord an demand.

                                   ARTICLE VII

                             Repairs and Maintenance

         Section 7. 1. Tenant's Repairs. Tenant has leased the Demised Premises from Landlord after a full and complete



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examination of its physical condition, as well as the title thereto and knowledge of its present uses and the uses permitted and not permitted under the provisions of this Lease or under applicable laws. Tenant accepts the Demised Premises in the condition or state in which it now is without any representation or warranty, express or implied, in fact or by law, by Landlord and without recourse to Landlord, as to the title thereto, the nature, physical condition or usability thereof or the use or uses to which the Demised Premises or any part thereof may be put. Except as otherwise provided in the immediately following paragraph, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Demised Premises at any time during the Term and Tenant hereby assumes the full and sole responsibility for the condition, construction, operation, repair, demolition, replacement, maintenance and management of the Demised Premises, including but not limited to the performance of all burdens running with the Land as of the date hereof.

         Tenant, at its sole cost and expense, shall take good care of the Demised Premises and shall keep the same in good order and condition, and shall make all structural and non-structural repairs of any nature whatsoever, interior and exterior, ordinary as well as extraordinary, foreseen as well as unforeseen. Notwithstanding the foregoing, Landlord shall



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make all repairs or replacements of any nature whatsoever required to the
Demised Premises and any improvements constructed thereon if necessitated solely by reason of the gross negligence or intentional acts of Landlord, or its employees, officers, invitees, contractors or agents. If Landlord shall be required to make any repairs or replacements to the Demised Premises pursuant to the immediately preceding sentence, Landlord shall promptly commence such work following notice of the need therefor, and diligently prosecute same to completion, subject, however, to the provisions of Section 24.1 hereof. All repairs and replacements made by Tenant shall be at least equal in quality and class to the original work, and Tenant shall use only new building supplies or materials. With respect to any act, operation, omission, or condition that may be out of compliance with, in violation of, or otherwise giving rise to liability or potential liability under any Environmental Law, Tenant shall, and shall cause its Subtenants to, implement all measures necessary or required to eliminate such act, operation, omission or condition as a source of liability or potential liability.

         Tenant shall keep and maintain all portions of the Demised Premises adjoining the same in a clean and orderly condition and shall keep all sidewalks and parking areas part of or adjoining the Demised Premises free of accumulations of dirt, rubbish, snow and ice. All improvements and alterations and all equipment and fixtures made or installed by the Tenant (excluding Tenant's movable fixtures and trade equipment) shall immediately upon completion or installation thereof be and become the property of Landlord without payment therefor by Landlord, and shall be surrendered to Landlord upon the expiration of this Lease. Notwithstanding the immediately preceding sentence, Tenant shall have the right from time to time or at the end of the Term to remove any of Tenant's trade fixtures, provided Tenant repairs any damage to the Demised Premises resulting therefrom. Tenant shall at its own expense procure, maintain in effect, and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant's use of the Premises, including, without limitation, discharge of (appropriately treated) materials or wastes into or through any storm drains or sewers serving the Demised Premises. Except as discharged into the storm drains or sewer in strict accordance and conformity with all applicable Environmental Laws, Tenant shall cause any and all Hazardous Material (as hereinafter defined) removed from the Demised Premises to be removed and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Upon expiration or earlier termination of the term of the Lease, Tenant shall cause all Hazardous Materials to be removed from the Demised Premises and to be transported for use, storage, or disposal in accordance and compliance with all applicable Environmental Laws; provided, however, that Tenant shall not take any remedial action in response to the presence of any Hazardous Material in or about the Demised Premises, nor enter into any settlement agreement, consent decree, or other compromise in respect to any claims relating to any Hazardous Material in any way connected with the Demised Premises without first notifying Landlord of Tenant's intention to do so and affording Landlord ample opportunity to appear, intervene, or otherwise appropriately assert and protect Landlord's interest with respect thereto. Landlord agrees to promptly respond to any request made by Tenant pursuant to the preceding sentence.

         Section 7.2. "As Is". Landlord shall not be required to furnish any service or facilities or to make any repairs or alterations in or to the Site. Tenant hereby takes same "as is" and assumes the full and sole responsibility for the condition, operation, repair, replacement, appearance, maintenance and management thereof. Landlord shall have no liability to Tenant, nor shall Tenant's covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption on injury to business arising from Landlord's making any repairs or changes which Landlord is required or permitted by this Lease, or required by law, to make in or to any portion of the Site or Improvements, unless due solely to Landlord's gross negligence.

                                  ARTICLE VIII

                      COMPLIANCE WITH ORDERS AND ORDINANCES

         Section 8.1. Compliance. Tenant shall at all times and in all respects comply with all Environmental Laws. Tenant, at its sole cost and expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, country and municipal governments and appropriate departments, commissions, boards and officers thereof, and the orders, rules and regulations of the local Board of Fire Underwriters, or any other body exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary, and whether or not the same require structural repairs or alterations, which may be applicable to the Demised Premises, the sidewalks, curbs and vaults, if any, adjoining the Demised Premises or to the use or manner of use of the Demised Premises (collectively, "Requirements"). Tenant shall likewise observe and comply with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the Demised Premises.

         Section 8.2. Protest. Tenant shall have the right, following ten (10) days' prior written notice to Landlord (unless such time delay shall prejudice Tenant's right to contest), to contest by appropriate legal proceedings prosecuted diligently and in good faith, without cost or expense to Landlord, the validity or application of any Requirements. If compliance therewith may legally be held in abeyance without incurring any lien, charge, or liability of any kind that could result in loss of title to the Demised Premises or Tenant's leasehold interest in the Demised Premises, and without subjecting Tenant or Landlord or their respective employees, officers, directors or shareholders to any criminal liability of whatever nature for failure to comply therewith, Tenant may postpone compliance therewith until the final determination of any such proceedings, provided that all such proceedings shall, in Landlord's reasonable judgment, be prosecuted with all due diligence and dispatch. Before commencement of any contest or challenge by Tenant, Tenant shall indemnify Landlord against all liability for damages, interest, penalties and expenses (including reasonable attorneys' fees and expenses), resulting from or incurred in connection with such contest or non-compliance. Tenant shall not stay its compliance with any Requirement if such non-compliance or contest shall result in or constitute a default under any institutional mortgage of the fee of the Demised Premises. Tenant shall keep Landlord apprised of the status of any such proceedings.

         Before commencement of any contest or challenge by Tenant, upon request by Landlord Tenant shall procure and deliver to Landlord, at Tenant's expense, either (i) the bond of a surety company satisfactory to Landlord, which bond shall be in form and substance satisfactory to Landlord, and shall be in an amount at least equal to one hundred percent (100%) of the cost of compliance (as estimated by a reputable contractor designated by Landlord), and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys' fees and expenses), resulting from or incurred in connection with such contest or non-compliance, or (ii) other security satisfactory to Landlord in its sole discretion, the interest on which shall be paid to Tenant if the security remains intact.

                                   ARTICLE IX

                             Changes and Alterations

         Section 9.1. Consent Required. Tenant shall make no alteration, change or addition, structural or otherwise (whether or not Tenant is required by law or this Lease to make same), to the Demised Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld with respect to non-structural alterations. Tenant, however, shall not be required to obtain Landlord's consent prior to the installation of Tenant's trade fixtures or operating equipment or Tenant alterations, changes or improvements which do not have an aggregate cost (with respect to any series of related improvements) exceeding

$25,000 and which do not materially affect the Improvements' structure, systems or exterior aesthetics. Prior to the installation of any alterations as to which Landlord's consent is required, Tenant shall submit to Landlord any relevant space plans and mechanical drawings of the proposed alterations as well as updates on the work in progress, and "as-built" plans and specifications upon completion. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to original installations of the Demised Premises. Alterations requiring Landlord's consent shall be performed by contractors first reasonably approved in writing by Landlord.

         Prior to making any repairs requiring Landlord's consent and requesting Landlord's consent thereto, change or addition, Tenant shall deliver to Landlord
(a) detailed plans, specifications of the proposed repair or alteration and an itemized estimate of cost; (b) the written consent of the holders of any institutional mortgage to which this Lease may be subordinate, when such consent is required by the terms of any such mortgage: (c) the written consent, if required, of any issuer of any fire, liability or other insurance required to be maintained hereunder to keep such policies in full force and effect; and (d) all necessary permits and certificates for the commencement and prosecution of permitted alterations and for final approval thereof.

         Section 9.2. Insurance. In connection with any work of any nature performed to the Demised Premises by Tenant, the contractors employed or retained by Tenant for any alteration, change or addition shall and will take out and carry, at their own cost and expense, full workmen's compensation insurance with respect to any work upon such repairs, alteration, change or addition, as well as any other insurance as may then be required by law, and the original policies for such workmen's compensation and other insurance, and certificates thereof naming Landlord as insured, shall be delivered to Landlord prior to commencement of any work and, on request, at reasonable intervals thereafter during the work and shall refer specifically to such alterations. During the performance of any alterations the estimated cost of which exceeds $10,000, Tenant shall maintain "all risk-builder's risk" insurance and such other insurance customarily obtained by prudent persons in connection with the construction of alterations. Prior to commencing any such alterations, Tenant shall deliver to Landlord a certificate from the insurance carrier for the afore-described insurance, showing Landlord as named insureds and evidencing that the required insurance is in full force and effect and the premiums therefor are fully paid.

         Section 9.3. Bond. Before proceeding with any repairs or any permitted alteration that will cost more than One Hundred Thousand Dollars ($100,000) as estimated by a reputable contractor designated by Landlord, Tenant shall obtain and deliver to Landlord either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in the state where the Demised Premises is located), each in an amount equal to one hundred twenty-five percent (125%) of such estimated cost and in form reasonably satisfactory to Landlord, or (ii) such other security as shall be reasonably satisfactory to Landlord, the interest on which shall be paid to Tenant, if the security remains intact.

                                    ARTICLE X

                               Discharge of Liens

           Section 10.1. Liens Prohibited. Tenant will not create or permit to be created or to remain, and will discharge, any lien, encumbrance or charge levied on account of any Imposition or any mechanic's, laborer's or materialman's or environmental lien or any mortgage, conditional sale, title retention agreement or chattel mortgage, or otherwise) which might be or become a lien, encumbrance or charge upon the Demised Premises or any part thereof or the income therefrom. Tenant will not suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Demised Premises or any part thereof might by impaired; provided that any Imposition may, after the same becomes a lien on the Demised

Premises, be paid or contested in accordance with Article IV hereof and any mechanic's, laborer's or materialman's lien may be discharged in accordance with
Section 10.2 hereof.

         Section 10.2. Mechanic's Liens. If any mechanic's, laborer's or materialman's lien shall at any time be filed against the Demised Premises or any part thereof, Tenant, within twenty (20) days of the notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond or order of a court of competent jurisdiction. If Tenant shall fail to take action as required herein within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Overdue Rate from the respective dates of Landlord's making of the payment or incurring of the cost and expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

          Section 10.3. No Consent by Landlord. Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Demised Premises or any part thereof.

                                   ARTICLE XI

                         Access to Premises by Landlord

         Section 11.1. Landlord's Access. Landlord and its authorized representatives shall have the right to enter the Demised Premises at all reasonable times on reasonable advance notice (except in the case of an emergency in which case no notice shall be required) for the purpose of:

         (a) Inspecting the same.

         (b) Making any repairs, alterations, additions or improvements in or to the Demised Premises required to be made by Landlord pursuant to Section 7.1 hereof. Landlord shall be entitled to take such materials into and upon the Demised

Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant's obligations hereunder.

         (c) Exhibiting the Demised Premises for the purposes of sale or mortgage or, during the final two years of the Term, lease.

         Section 11.2. Re-entry. If Tenant has removed substantially all of its property from and abandoned the Demised Premises at any time during the last twelve (12) months of the Term, Landlord may from and after such twelve (12) month date, with twenty (20) days' notice to Tenant (during which time Tenant does not dispute the fact that it has abandoned the Demised Premises), enter the Demised Premises and alter, renovate or decorate the same without liability to Tenant and without reducing or otherwise affecting Tenant's obligations hereunder.

                                   ARTICLE XII

                            Assignment and Subletting

         Section 12.1. Assignment. Tenant may not assign this Lease without the prior written consent of Landlord, which consent may be withheld or delayed in Landlord's sole discretion (except in connection with the sale, merger or reorganization of all or substantially all of Tenant's assets occurring after the 60th month of the Term provided that after such sale, merger or reorganization of the successor has a net worth computed in accordance with generally accepted accounting practices at least equal to the net worth of Tenant as of the Commencement Date, in which case such consent shall not be unreasonably withheld). Notwithstanding any such consent, no assignment of this Lease shall be valid or effective unless:

         (a) At the time of the assignment, this Lease is in full force and effect and Tenant is not in default hereunder beyond applicable notice and cure periods.

         (b) The assignment is duly executed and acknowledged, in proper form for recording, and an executed counterpart thereof shall be delivered to Landlord together with Tenant's request for Landlord's consent to the assignment.

         (c) The assignee unconditionally assumes, in the instrument of assignment, the due performance and observance of all of the terms, covenants and conditions of Tenant under this Lease to be performed and observed from and after the effective date of the assignment.

         Any assignment which violates any provision of this Section 12.1 shall be deemed a prohibited assignment and as such, shall be null and void.

         Notwithstanding the assignment of this Lease in accordance with the foregoing, Tenant shall remain liable at all times for the performance of all terms and obligations imposed on Tenant under the Lease with the same force and effect as though there had been no assignment.

         Section 12.2. Sublease. Tenant shall not sublet all or any part of the Demised Premises without the prior written consent of Landlord, which consent may be withheld or delayed in Landlord's sole discretion. Notwithstanding the immediately preceding sentence, Landlord agrees not to unreasonably withhold its consent to a sublet of all or part of the Demised Premises to an Affiliate (as hereinafter defined) of Tenant. As used herein, "Affiliate" shall mean: (i) any entity that directly or indirectly controls, is controlled by, is under common control with, or owns a fifty percent (50%) or greater interest in, Tenant; (ii) any entity in which Tenant owns a fifty percent (50%) or greater interest, either directly or indirectly, or (iii) any entity which has acquired all or substantially all of the assets of Tenant by merger, consolidation, purchase or other transfer. Tenant shall have the right to sublet any portion of the Demised Premises without Landlord's consent to any entity they may purchase a division of Tenant provided that such sublease relates only to that portion of the Demised Premises then being used by such division, Tenant shall remain primarily liable under this Lease with respect to the sublet portion of the Demised Premises, and Tenant shall give Landlord written notice of such sublease within ten (10) days of its effective date, together with a copy of the sublease agreement. Notwithstanding such consent or any sublease not requiring Landlord's consent pursuant to the immediately preceding sentence, however, no sublease shall be valid or effective unless:

         (a) At the time of such sublease, this Lease is in full force and effect and Tenant is not in default hereunder beyond applicable notice and cure periods.

         (b) The sublease is duly executed and acknowledged and an executed counterpart thereof is delivered to Landlord together with Tenant's request for Landlord's consent to the sublease.

         (c) Any sublease and any renewal, extension or modification thereof shall contain a provision (self-operative and without further instruments of subordination) that it is subject and subordinate to (i) this Lease and any amendments or modifications hereof, and (ii) any and all mortgages to which this Lease is or may in the future be subject, or which are now or may hereafter become a lien upon the Demised Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof.

         Any sublease which violates any provision of this Section 12.2 shall be deemed a prohibited sublet and as such, shall be null and void. Landlord hereby approves the present Sublease in effect for a portion of the Demised Premises with Enscan, Inc. dated February 28, 1992.

         Section 12.3. Consideration Due Landlord.

         (a) Notwithstanding anything in this Lease to the contrary, if this Lease is assigned or the Demised Premises sublet to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), any and all monies or other consideration payable or otherwise to be delivered in connection therewith shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned or the Demised Premises sublet pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment or subleasing. Any such assignee or sublessee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

         (b) Adequate assurance of future performance by an assignee expressly permitted under the Bankruptcy Code shall be deemed to mean the deposit of cash or an unconditional letter of credit from a commercial bank in an amount equal to twelve (12) months' Basic Rent plus an amount equal to all Additional Rent paid or payable by Tenant for the twelve (12) months preceding the year in which the assignment is intended to be effective, which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant's obligations under this Lease.

                                  ARTICLE XIII

                                    No Waste

         Section 13.1. No Waste. Tenant will not suffer, permit or commit any waste or damage, nuisance, disfigurement or injury to the Demised Premises.

                                   ARTICLE XIV

                              Damage or Destruction

         Section 14.1. Damage or Destruction.

         (a) In the event of any casualty resulting in damage or destruction to the Demised Premises Tenant shall promptly give written notice thereof to Landlord.

         (b) In the event that, at any time during the Term, the Demised Premises shall be destroyed or damaged by virtue of an event which is within the coverage of the "all risk" or other insurance policies required to be carried by Tenant in accordance with the terms of this Lease (an "insurable casualty"), then Tenant at its own cost and expense (and regardless of the sufficiency of the insurance proceeds) shall cause the same to be repaired, rebuilt, restored and replaced

(collectively, the "restoration") as soon thereafter as reasonably possible to the same (or similar) condition existing immediately prior thereto.

         Section 14.2. Uninsurable Casualty. In the event that at any time during the Term the Demised Premises shall be destroyed by virtue of an event which is not an insurable casualty, Tenant shall make restoration at Tenant's sole cost and expense (and notwithstanding that there are no insurance proceeds) pursuant to the provisions of Section 14.1 and Article IX.

         Section 14.3. No Surrender. No destruction of or damage to the Demised Premises or any part thereof by fire or any other casualty shall permit Tenant to surrender this Lease or relieve Tenant from its liability to pay the full Basic Rent, Additional Rent and other charges payable under this Lease or from any of its other obligations hereunder, and Tenant waives any rights now or hereafter conferred upon it by statute or otherwise to quit or surrender this Lease or the Demised Premises or any part thereof, or to any suspension, diminution, abatement or reduction of Basic Rent and Additional Rent on account of any such destruction or damage.

         Section 14.4. Environmental. With respect to any liability or alleged liability arising under any Environmental Law, Tenant shall give and shall cause its Subtenants to give, timely and proper notice and shall undertake any other measures necessary to ensure that it obtains any indemnification, defense, contribution or reimbursement that may be available for such liability or alleged liability.

                                   ARTICLE XV

                                  Condemnation

         Section 15.1. Awards. In the event that the Demised Premises, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain, Landlord shall be entitled to collect from any condemnor the entire award that may be made in any such proceedings, without deduction therefrom for any estate hereby vested in or owned by Tenant. Except as set forth below, no such condemnation shall affect or diminish any of Tenant's obligations under this Lease. Tenant shall execute any and all further documents that may be required in order to facilitate collection by Landlord of any and all such awards. Tenant, in cooperation with Landlord, shall have the right to appear in any condemnation proceedings for the purposes of protecting Tenant's interest hereunder provided Tenant's appearance does not reduce or diminish Landlord's award.

         Section 15.2. Taking. If less than all or substantially all, but more than 25% of the aggregate improved acreage of the Demised Premises shall be taken in condemnation or by right of eminent domain (a "Condemnation"), and as a result thereof Tenant reasonably determines that it will be unable to operate within the Demised Premises notwithstanding Landlord's work to restore the remainder of the Demised Premises to a complete architectural unit, Tenant may terminate this Lease by written notice delivered to Landlord not later than thirty (30) days following the vesting of title in the condemning authority. Time shall be of the essence with respect to said 30-day period. If this Lease is not terminated by Tenant as herein provided, all of the net award (less Landlord's reasonable expenses in recovering same) received by Landlord shall be used to make a complete architectural unit of the Demised Premises.

          Section 15.3. Adjustment of Rent. If a portion of the Demised Premises shall be taken in a Condemnation, and this Lease shall continue, then Basic Rent and Additional Rent, from and after the date of vesting of title in the condemnor of the part so taken, shall be adjusted to a just and appropriate Basic Rent and Additional Rent, according to the nature and extent of the taking. If the parties, within sixty (60) days from the date of such vesting of title, cannot agree to, or arrive at, the new Basic Rent and Additional Rent, the issue with-respect thereto shall be submitted for arbitration by one arbitrator acceptable to both Landlord and Tenant pursuant to the rules of the American Arbitration Association, or if not in existence, any successor entity, and Basic Rent and Additional Rent so fixed shall thereupon become the Basic Rent and

Additional Rent payable hereunder by Tenant for the balance of the term of this Lease. If Landlord and Tenant are unable to agree upon a single arbitrator in accordance with the immediately preceding sentence, Landlord and Tenant shall each select a single arbitrator who shall then appoint a third arbitrator who shall determine the new Basic Rent and Additional Rent. Pending final resolution of the adjusted Basic Rent and Additional Rent, Tenant shall continue to pay the full Basic Rent and Additional Rent payable hereunder had no Condemnation occurred; provided, however, that after such determination, Landlord shall credit (or, if the Term shall end prior to such credit being applied, repay) Tenant against Basic Rent and Additional Rent then coming due with an amount equal to the excess of any Basic Rent and Additional Rent paid by Tenant for such period over the amount of the Basic Rent and Additional Rent for such period as so reduced.

                                   ARTICLE XVI
                                 Indemnification

            Section 16.1. Indemnity. Tenant will indemnify and save harmless Landlord, its employees, officers, directors, agents, representatives and shareholders, against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including attorneys' fees, which may be imposed upon or incurred by or asserted against any of such indemnified parties by reason of any of the following occurring during the term of this Lease;

         (a) any work or thing done in, on or about the Demised Premises, or any part thereof, which is the obligation of Tenant;

         (b) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Demised Premises or any part thereof or any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto;

         (c) any negligence on the part of Tenant or any of its agents, contractors, servants, employees, sub-tenants, licensees or invitees;

         (d) any accident, injury or damage to any person or property occurring in, or on the Demised Premises or any part thereof or any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto;

         (e) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease, or any sublease, on its part to be performed or complied with; and

         (f) any Environmental Liability (as hereinafter defined).

         In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon written notice from Landlord will at Tenant's expense resist or defend such action or proceeding by counsel approved by Landlord in writing, such approval not to be unreasonably withheld. Any indemnification by Tenant herein may be met by insurance maintained by Tenant for such purposes. The foregoing indemnity shall survive the expiration or earlier termination of the Term of this Lease.

         The term "Environmental Liability" shall mean any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential and punitive damages), disbursements or expenses of any kind or nature whatsoever (including attorneys' fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord, as applicable, or any other Indemnitee in connection with or arising from (a) the presence in, on, under, or about the Demised Premises, or any discharge or release in or from the Demised Premises of any Hazardous Material (as hereinafter defined) or Tenant's use, analysis, storage, transportation, disposal, release, threatened release, discharge, or generation of any Hazardous Material to, in, on, under, about, or from the Demised Premises (including, without limitation, the groundwater or any surrounding areas) during the Term or any subsurface Hazardous Materials that existed under the Land prior to the Commencement Date which may seep or flow therefrom; (b) any violation or claim of violation by

Tenant or any subtenant of the Demised Premises or assignee of Tenant's rights under this Lease of any Environmental Laws (as hereinafter defined) relating to the Demised Premises; or (c) the imposition of any lien for damages caused by or the recovery of any costs for any remedial actions required by any governmental authority or court order to be performed on the Demised Premises or any other property as a result of the occurrence of any event described in subsection (a) or (b) of this sentence.

         The term "Environmental Laws" means all federal, state or local laws, ordinances, requirements and regulations (including consent decrees and administrative orders) or duties under the Common Law relating to health, safety, industrial hygiene, waste disposal, or the protection of the environment, including, without limitation: the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Superfund Amendments and Reauthorization Act of 1986, the federal Resource Conservation and Recovery Act of 1976, the federal Clean Air Act, the federal Water Pollution Control Act and federal Clean Water Act of 1977, the federal Insecticide, Fungicide and Rodenticide Act, the federal Pesticide Act of 1978, the federal Toxic Substances Control Act, the federal Safe Drinking Water Act, the federal Hazardous Materials Transportation Act, and all amendments thereto and regulations adopted and publications promulgated pursuant thereto. The term "Hazardous Materials" means all oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, and all other materials now or hereafter classified as hazardous or toxic under any Environmental Law.

         16.2 Survival of obligations. Anything to the contrary in this Agreement notwithstanding, the covenants of Landlord contained in this Article XVI shall remain in full force and effect after and survive the expiration or termination of this Lease.

         16.3 Insuring of obligations. To effectuate the purposes of this
Article XVI, Tenant will provide for and insure, in the liability policies required in Article V hereof, not only its own liability in respect of the matters therein mentioned but also the liability pursuant to this Article (excluding, however, the matters in 16.1(f)).

                                  ARTICLE XVII

                             Mortgage Subordination

         Section 17.1. Lease Subordination. Subject to all of the provisions of this Article, this Lease is subject and subordinate to all institutional mortgages which are now or may hereafter become a lien upon the Demised Premises and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, Tenant shall have the right to receive any casualty insurance proceeds and such rights shall govern any contrary provisions contained in any such institutional mortgages. Such subordination shall only be effective if the mortgagee agrees that Tenant shall not be disturbed hereunder and its interest under this Lease shall not be affected in the event of a foreclosure or termination of the mortgage, provided Tenant is not then in default of any of its obligations hereunder beyond applicable notice and cure periods. The above subordination provision shall be self-operative and no further instrument of subordination shall be required; however, Tenant shall promptly execute, acknowledge and deliver such other written instruments reasonably requested by Landlord or the mortgagee of any such mortgage or any of their respective successors in interest to evidence such subordination provided such agreements provide Tenant with the non-disturbance rights described in this Section 17.1.

         Section 17.2. No Termination. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and any mortgagee whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such superior mortgagee shall have become entitled under such superior mortgage to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such superior mortgagee shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

         Section 17.3. Attornment. If any superior mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of the party so succeeding to Landlord's rights ("Successor Landlord"), and upon the Successor Landlord's written agreement to accept Tenant's attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument that the Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against

Landlord; or (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one month's Basic Rent or Additional Rent except for amounts due under the last sentence of Section 15.3, unless such modification or prepayment shall have been expressly approved in writing by a superior mortgagee through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease.

         Section 17.4 Modifications Required. If any then present or prospective superior institutional mortgagee shall require any modification(s) of this Lease, Tenant shall promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall reasonably request, provided that such modification(s) do not adversely affect in any material respect any of Tenant's rights under this Lease.

                                  ARTICLE XVIII

                                      Signs

         Section 18.1. Tenant, at its expense, shall have the right to place signs upon the Demised Premises and an the roof of any improvements constructed upon the Demised Premises provided that any sign shall comply with all Requirements. Tenant shall maintain the same at its expense, shall be liable for and shall hold Landlord harmless from any damage to the

Demised Premises and any injury to any person caused by reason of any sign, and shall, at its expense, remove all signs upon the termination of the Lease and repair all damage to the Demised Premises resulting from same.

                                   ARTICLE XIX

                  Conditional Limitations - Default Provisions

         Section 19.1. Default. If at any time during the term of this Lease:

         (a) Tenant shall file a petition commencing a voluntary proceeding under any chapter of the Bankruptcy Code, be adjudicated an insolvent, file a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law, rule or regulation, or file an answer admitting the material allegations of a petition filed against it in any such proceeding, consent to the filing of such a petition or acquiesce in the appointment of a trustee, receiver, custodian or other similar official for it or all or any substantial part of its assets or properties, or take any action looking to its dissolution or liquidation; or an order for relief against Tenant shall have been entered under any chapter of the Bankruptcy Code, or if a decree or order by a court having jurisdiction in the premises shall have been entered approving as properly filed a petition seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief against Tenant under any present or future statute, law, rule or regulation, which is not dismissed within sixty (60) days, or

         (b) any trustee, receiver, custodian or other similar official shall be appointed for Tenant or for all or any substantial part of its assets or properties, without Tenant's consent, and such appointment shall not be vacated within sixty (60) days of such appointment or an order, judgment or decree shall be entered against Tenant and shall continue in effect for any period of ten
(10) consecutive days without a stay of execution, or any execution or writ or process shall be issued under any action or proceeding against Tenant whereby Tenant's business or use of the Demised Premises is restrained, enjoined or prohibited, or

         (c) Tenant shall make an assignment for the benefit of its creditors, generally not pay its debts as they become due or admit in writing its inability to pay its debts as they become due, then, upon the expiration of the time periods set forth in Sections 19.1(a)-(c), this Lease shall terminate and Tenant shall vacate the premises, surrender same to Landlord and pay all sums due hereunder without any further act or deed on the part of Landlord and without any notice to Tenant. The word "Tenant" as used in this Section 19.1 shall be deemed to mean Tenant herein named, or, in the event of an assignment or sublet of this Lease in accordance with the provisions of Article XII, such word shall be deemed also to mean the assignee or sublessee in possession of the Demised Premises.

         Section 19.2. Liquidated Damages. If this Lease shall terminate pursuant to the provisions of Section 19.1, Landlord shall be entitled to receive from Tenant, as liquidated damages, an amount equal to the maximum amount allowed by statute or rule of law in effect at the time when and governing the proceeding in which such damages are to be proved, whether or not such amount be greater than an amount otherwise allowed under this Article.

         Section 19.3. Termination. If Tenant shall:

         (a) fail to make payment of any Basic Rent or Additional Rent when the same becomes due and payable and such default shall continue for a period of ten
(10) days after notice by Landlord to Tenant, or

         (b) be in default in the performance of any of the other terms, covenants and conditions of this Lease and such default shall not have been remedied within twenty (20) days after notice by Landlord to Tenant specifying such default, or, where such default reasonably cannot be remedied within such period of twenty (20) days, if Tenant shall not have commenced the remedying thereof within such period and shall not be proceeding with due diligence to remedy it, then,

         Landlord, at its election, may terminate this Lease on five (5) days' notice to Tenant and upon such termination Tenant shall quit and surrender the Demised Premises to Landlord.

         Section 19.4. Re-entry. If this Lease shall terminate pursuant to the provisions of this Article XIX, Landlord may re-enter and resume possession of the Demised Premises and remove all persons and property therefrom either by summary proceedings or by a suitable action or proceeding, at law or in equity, without being liable for any damage therefor.

         Section 19.5. Damages. If this Lease shall terminate pursuant to the provisions of this Article or by summary proceedings, Landlord shall have no obligation to mitigate its damages, and shall be entitled to recover from Tenant as damages:

         (a)(i) an amount equal to all expenses incurred by Landlord in recovering possession of the Demised Premises and in connection with the reletting thereof, including the cost of repairing, renovating or remodeling the Demised Premises, and any broker's commissions; (ii) the cost of performing any work required to be done by Tenant under this Lease, and all damages resulting from Tenant's default in performing such work; and (iii) the cost of placing the Demised Premises in the same condition as that in which Tenant is required to surrender them to Landlord, which amounts shall be due and payable by Tenant to Landlord at such time or times as they shall have been incurred; and

         (b) an amount equal to the Basic Rent and Additional Rent less the net rent collected by Landlord an reletting the entire Demised Premises or any part thereof, which amount shall be due and payable at the same time at which the Basic Rent and Additional Rent would have become due and payable had this Lease not terminated. Tenant consents that Landlord shall be entitled to institute separate actions or suits or proceedings for the recovery of such amount or amounts, and Tenant hereby waives the right to enforce or assert the rule against splitting a cause of action as a defense thereto and shall not interpose any non-compulsory counterclaim in any such action(s).

         (c) Landlord, at its election, which shall be exercised by the service of a notice an Tenant, may collect from Tenant, and Tenant shall pay in lieu of the sums becoming due under the provisions of subsection (b) after the service of such notice, an amount equal to the difference between the Basic Rent and Additional Rent required to be paid by Tenant under this Lease (from the date of the service of such notice to the end of the term of this Lease which had been in force immediately prior to any termination effected under this Article), and the then fair and reasonable rental value of the Demised Premises for the same period as determined by Landlord.

         Section 19.6. Waiver. If and to the extent permitted by law, Tenant, for itself and for all persons claiming through or under it, hereby waives any and all rights which are or may be conferred upon Tenant by any present or future law to redeem the Demised Premises after a warrant to dispossess shall have been executed or after judgment in an action of ejectment shall have been made and entered.

         Section 19.7. Definitions. The words "re-enter" and "re-entry," as used in this Article XIX, are not restricted to their technical legal meanings.

         Section 19.8. Proof of Value. If the Demised Premises or any part thereof be relet by Landlord for the unexpired Term or any part thereof, by reason of termination of this Lease, before presentation of proof in connection with a claim for liquidated damages to any court, the amount of rent reserved upon such reletting shall be deemed prima facie to be the fair and reasonable rental value for the part or the whole of the premises so relet during the term of the reletting.

         Section 19.9. Notice Waived. Tenant hereby waives the service of any notice in writing by Landlord of its intention to re-enter, except as otherwise provided in this Lease.

                                   ARTICLE XX

                          Surrender - Personal Property

         Section 20.1. Surrender. Tenant shall an the last day of the Term or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises pursuant to Article XIX, surrender and deliver the Demised Premises to Landlord without delay and in good order, condition and repair, reasonable wear and tear excepted, free and clear of all lettings and occupancies, and of all liens and encumbrances, other than those, if any, created or consented to by Landlord.

         Section 20.2. Personalty. Any personal property of Tenant which shall remain in the Demised Premises after the termination of this Lease and the removal of Tenant from the Demised Premises may, at the option of Landlord, be deemed to have been abandoned by Tenant and either may be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit, but if disposed of by removal from the Demised Premises, Tenant shall pay Landlord the costs and expenses thereby incurred.

         Section 20.3. Survival. The provisions of this Article XX shall survive termination of this Lease.

                                   ARTICLE XXI

                                 Quiet Enjoyment

         Section 21.1. Quiet Enjoyment. Tenant, subject to the terms of this Lease, upon paying the Basic Rent and Additional Rent and performing the terms, covenants and conditions of this Lease, shall peaceably and quietly have, hold, occupy, possess and enjoy the Demised Premises during the Term of this Lease without hindrance by anyone claiming by, through or under Landlord.

                                  ARTICLE XXII

                                  Certificates

         Section 22.1. Certificates. Each party shall, at its expense, at any time and from time to time, within ten (10) days after request by the other party, deliver a written instrument to the other party or to a person, firm or corporation specified by the other party, duly executed and acknowledged, certifying:

         (a) that this Lease is unmodified and in full force and effect, or if there has been any modification, that the same is in full force and effect, as modified, and stating any such modification;

         (b) whether or not to the best of such party's knowledge there are any then existing set-offs or defenses against the enforcement of any of the terms, agreements, covenants, conditions and limitations of this Lease and any modification thereof upon the part of Tenant to be performed or complied with, and if so, specifying the same;

         (c) the dates to which Basic Rent, Additional Rent and other charges hereunder have been paid;

         (d) to the best of such party's knowledge, the existence of any default hereunder, and if so, a description of the default, and whether or not any event has occurred which, with the giving of notice or the passing of time or both, would constitute a default hereunder, and if so, specifying each such default; and

         (e) such other information concerning this Lease as the other party may reasonably request.

         Any statement delivered by either party pursuant to this Article XXII shall be deemed to be a representation and warranty which may be relied upon by the other party and by others with whom the other party may be dealing, regardless of independent investigation.

                                  ARTICLE XXIII

                                Remedies - Waiver

         Section 23.1. Remedies Cumulative. The specific remedies to which Landlord or Tenant may resort under the provisions of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the other of any of the terms, covenants and conditions of this Lease.

         Section 23.2. No Waiver. No delays or omission by either party hereto to exercise any right or power accruing upon any non-compliance or default by the other party with respect to any of the terms of this Lease shall impair any such right or power or be construed to be a waiver thereof, except as otherwise herein provided. A waiver by either of the parties hereto of any of the covenants, conditions or agreements hereof to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained. Receipt by Landlord of payment by Tenant of any sum of money payable by Tenant in accordance with this Lease shall not be construed to be a waiver of any of the terms of this Lease.

                                  ARTICLE XXIV

                                  Force Majeure

         Section 24.1. Force Majeure. Except for Tenant's obligation to pay Basic Rent and Additional Rent, the time for Landlord or Tenant, as the case may be, to perform any of its respective obligations hereunder shall be extended if and to the extent that the performance thereof shall be prevented due to strikes, lockouts, acts of God, enemy action, civil commotions, warlike operations, invasions, rebellions, hostilities, governmental regulations or controls, inability to obtain labor or materials despite due diligence, unavoidable casualty or other causes beyond the control of the party (except inability to obtain financing) whose performance is required. Except as expressly provided to the contrary, the obligations of Tenant hereunder shall not be affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, (a) because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease due to any of the matters set forth in the first sentence of this Article XXIV, or (b) because of any failure or defect in the supply, quality or character of electricity, water, or any other utility or service furnished to the Demised Premises for any reason.

                                   ARTICLE XXV

                                     Notices

         Section 25.1. Notices. All notices, demands, requests, offers and acceptances shall be in writing and shall be deemed sufficiently given if delivered personally including, without limitation, overnight delivery service and facsimile transmission (if actually received) or sent by certified mail, return receipt requested, postage prepaid, addressed to the appropriate party at its address first hereinabove stated, except as otherwise specifically stated in this Lease.

Duplicate copies of all notices to Tenant shall be simultaneously sent to Proskauer Rose Goetz & Mendelsohn, 1585 Broadway, New York, NY 10036 Attn:
Robert A. Cantone, Esq. Duplicate copies of all notices to Landlord shall be simultaneously sent to Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, NY 10022, Attn: Yaacov M. Gross, Esq., and to Arthur Lipper, 4 Sycamore Lane, White Plains, NY 10605. Either party may at any time change its address for the aforementioned purposes by notice thereof given to the other party in the same manner. The time of giving of such notice, demand, request, offer and acceptance shall be deemed to be the time when same is (i) personally delivered to the party for which. it is intended (ii) the next business day if sent by overnight courier, or (iii) the date received if sent by certified mail.

                                  ARTICLE XXVI

                                     Broker

         Section 26.1. No Broker. Landlord and Tenant each represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Lease or the transactions contemplated hereby. Each party agrees to indemnify and hold and save the other harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

                                  ARTICLE XXVII

                            NON-LIABILITY OF LANDLORD

         SECTION 27.1. NOTICE OF TRANSFER. The term "Landlord" as used herein means the owner of the Demised Premises, and in the event of the sale, assignment or transfer by such owner of its interest in the Demised Premises, the Landlord shall promptly give notice of the fact to Tenant setting forth the name and address of the transferee, and thereupon the owner selling, assigning or transferring its interest herein shall be released and discharged as Landlord herein from all liabilities and obligations thereafter accruing and thereupon all such liabilities and obligations shall be binding upon the transferee.

         SECTION 27.2. NON-LIABILITY. Neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable to Tenant for any loss, injury or damage to Tenant, or to its property, unless the cause of such injury, damage or loss was the gross negligence or willful misconduct of Landlord, its agents, contractors, shareholders, servants or employees. Further, neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable for any damage caused by other tenants or persons (except as otherwise provided in the immediately preceding sentence) in, upon or about the Demised Premises, or caused by operations in construction of any work. Landlord's total liability under this Lease shall in all events be limited to Landlord's interest in the Demised Premises or, if applicable, net proceeds derived from the sale thereof.

                                 ARTICLE XXVIII

                               RECORDING OF LEASE

         SECTION 28.1 MEMORANDUM. Tenant shall not record this Lease. However, at the request of either party, the other party shall promptly execute, acknowledge and deliver a memorandum of lease with respect to this Lease sufficient for recording, which memorandum shall specifically refer to the Purchase Option. Such memorandum shall not be deemed to change or otherwise offset any of the obligations or provisions of this Lease. Whichever party records a memorandum of lease shall pay all recording costs and expenses, including any taxes that are due upon recording.

                                  ARTICLE XXIX

                                  HOLDING OVER

         SECTION 29.1. HOLD OVER. If Tenant shall hold over after the expiration of the Term, such tenancy shall be deemed a month-to-month tenancy unless otherwise agreed, which tenancy may be terminated pursuant to applicable state law. During such Tenancy, Tenant agrees to pay to Landlord the greater of

(x) the fair market rental value for the Demised Premises, as reasonably determined by Landlord, and (y) two times the Basic Rent and Additional Rent payable during the last full month of the Term, and to be bound by all of the terms, covenants and conditions herein specified, so far as applicable. If Landlord shall not give written consent to a hold over by Tenant, such tenancy may be terminated pursuant to applicable state law, and until Tenant has vacated the Demised Premises it shall pay to Landlord rent computed in accordance with the immediately preceding sentence.

                                   ARTICLE XXX

                        EXCAVATION OF ADJOINING PREMISES

         SECTION 30.1. ACCESS. If any excavation shall be made upon the Demised Premises or any other parcel of land near the Demised Premises, or shall be authorized to be made, Tenant shall at Landlord's request afford, to the person causing or authorized to cause such excavation, license to enter upon the Demised Premises for the purpose of doing such work as is reasonably necessary to preserve the walls of the Demised Premises from injury or damage and to support them by proper foundations without any claim for damages or indemnity against Landlord or diminution or abatement of Basic Rent and Additional Rent. Any such work shall be performed, if practicable, in a manner so as to minimize disruption of Tenant's use and enjoyment of the Demised Premises.

                                  ARTICLE XXXI

                                  Miscellaneous

         Section 31.1. Headnotes. The headnotes, captions or table of contents in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease or in any way affect this Lease.

         Section 31.2. Modifications. This Lease contains the entire agreement between the parties and any executory agreement hereafter made shall be ineffective to change, modify, waive, abandon or discharge it, in whole or in part, unless it is in writing and signed by the party against whom enforcement thereof is sought. This Lease cannot be changed, waived, abandoned or terminated orally.

         Section 31.3. Obligations and Covenants. All agreements, obligations and undertakings of either of the parties to this Lease shall be deemed to be covenants whether or not so denominated in this Lease.

         Section 31.4. Governing Law and Validity of Provisions. This Lease shall be construed and enforced in accordance with the laws of the State of Minnesota. If any provision of this Lease or the application thereof, to any extent, be unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and be enforced to the fullest extent permitted by law.

         Section 31.5. Successors and Assigns. The terms, covenants, conditions, provisions and agreements in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

         Section 31.6. Tenant's Liability for Payments. Any liability for payments hereunder (including, without limitation, Additional Rent) shall survive the expiration of the Term or earlier termination of this Lease.

         Section 31.7. Request for Landlord's Consent. If Tenant shall request Landlord's consent and Landlord shall fail or refuse to give its consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent; Tenant's sole remedy shall be an action for specific performance or injunction, and such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where, as a matter of law, Landlord may not unreasonably withhold its consent.

                                  ARTICLE XXXII

                                Termination Right

         Tenant acknowledges and agrees that Landlord shall have the unrestricted right to terminate this Lease at any time following the sixtieth
(60th) month of the Term in connection with any bona-fide sale or other transfer of the Demised Premises to an unrelated third party upon One Hundred Eighty

(180) days' prior written notice to Tenant, and upon the termination date designated by Landlord in such early termination notice the Term shall expire as fully and completely as though said early termination date were the Expiration Date. Upon the request of Landlord, Tenant shall enter into a recordable agreement terminating this Lease, which agreement shall have been recorded by Landlord at its sole cost and expense.

                                 ARTICLE XXXIII

                                 Purchase Option

         Provided that Tenant shall not be in monetary default (unless Landlord is paid all actual damages incurred in connection with any such default at or prior to any closing under this Article XXXIII) of any of the terms, covenants and conditions of this Lease, at any time during the Term through the expiration of the forty-second (42nd) full month of the Term (the "Option Period"), Tenant shall have the option (the "Purchase Option") to purchase the Demised Premises at a purchase price equal to the difference between (x) Four Million Dollars ($4,000,000), and (y) the aggregate Basic Rent and any condemnation awards received by Landlord under this Lease through and including the date of closing of title. Tenant may exercise the Purchase Option by delivering to Landlord at least thirty (30) days' prior written notice of its intention to exercise the Purchase Option, which notice must be given prior to the expiration of the Option Period, as to which time period time shall be of the essence. As a condition to closing, Tenant shall pay all costs and expenses of any nature incurred by Landlord in connection with the exercise of the Purchase Option by Tenant and transfer of the Demised Premises to Tenant, including but not limited to reasonable attorneys' fees, recording fees, transfer taxes and all other expenses (excluding any of Landlord's income taxes). The transfer of the Demised Premises to Tenant shall be made by corporate special warranty deeds (equivalent to a New York bargain and sale deed with covenants against grantor's acts), subject to no liens in addition to the Permitted Title Exceptions other than those created or consented to by Tenant, and shall otherwise be on an "as-is" basis, without any representation or warranty made by Landlord as to any other matter relating to the Demised Premises, including but not limited to their physical condition.

         IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year above written.

                                    LANDLORD:
                                    GREENE STREET CAPITAL CORPORATION

[SEAL]

                                        By:      [sig]
                                           -------------------------------------
                                        Title:     President
                                              ----------------------------------

                                    TENANT:
                                    E.F. JOHNSON COMPANY

[SEAL]

                                        By:      [sig]
                                           -------------------------------------
                                        Title:
                                              ----------------------------------

                                    EXHIBIT A

                               Legal Description

                               LEGAL DESCRIPTION

PARCEL A (New Plant)

     Tract 1:

     Commencing at a point on the Westerly right of way line of the Chicago and North Western Transportation Company (formerly Minneapolis and St. Louis Railroad Company) 816.41 feet North

     00(degrees)58' West of point of intersection of said right of way line with the South line of Section 18, Township 107 North, Range 22 West, which point of intersection is 638.2 feet South 89(degrees)53.5' West of the Southeast corner of said Section 18, and running thence 432.77 feet South 89(degrees)52.5' West, thence 507.03 feet North 0(degrees)14.5' West parallel with the West line of Southeast Quarter of the Southeast Quarter of said Section 18 to the North line of said Southeast Quarter of Southeast Quarter of said Section 18, thence 426.35 feet North 89(degrees)52.5' East along the North line of said Southeast Quarter of Southeast Quarter of said
     Section 18 to the Westerly right of way line of said railroad, thence 507.8 feet South 0(degrees)58' East to the point of beginning; except the North 10 feet thereof, said bearings being assumed and based on the Westerly right of way line of said railroad being South 0(degrees)58' East;

     AND

     Commencing at a point on the Westerly right of way line of the Chicago and North Western Transportation Company (formerly Minneapolis and St. Louis Railroad Company) 816.41 feet North 0(degrees)58' West of point of intersection of said right of way line with the South line of Section 18, Township 107 North, Range 22 West, which point of intersection is 638.2 feet South 89(degrees)53.5' West of the Southeast corner of said Section 18, and running thence South 89(degrees)52.5' West to the West line of the Southeast Quarter of said Section 18, thence South along said West line to the South line of said Section 18, thence East along the South line of said Section 18 to the Westerly right of way line of said railroad, thence Northerly along said Westerly right of way line of said railroad to the point of beginning; except the South 50 feet thereof.

     Tract 2:

     That part of the Southeast Quarter of the Southeast Quarter of Section
     18, Township 107 North, Range 22 West, bounded and described as follows:
     Beginning at a point on the South line of 10th Avenue Southwest (formerly San Gail Road), a distance 50 feet Westerly, measured at right angles, from the center line of the main tract of the Chicago and North Western Transportation Company (formerly Minneapolis and St. Louis Railroad Company), as said main tract centerline was originally located and established across said Section 18, thence Southerly parallel with said original main trace centerline, a distance of 790 feet, thence Easterly at right angles to the last described course, a distance of 25 feet, more or less, to a point distant 25 feet Westerly, measured at right angles, from the centerline of the main tract of said railroad, as said main tract is now located, thence Northerly parallel with said last described main tract centerline, a distance of 790 feet, more or less, to a point on the South line of said 10th Avenue Southwest, thence Westerly along said South line of 10th Avenue Southwest, a distance of 25 feet, more or less, to the point of beginning.

     Tract 3:

     Beginning at the center of the Southeast Quarter of Section 18, Township 107 North, Range 22 West, thence South on the North and South center line of said Southeast Quarter a distance of 110 feet; thence East a distance of 33 feet; thence Northeast a distance of
        140.2 feet to the East and West center line of said Southeast Quarter, thence West to the point of beginning a distance of 118 feet, except the North 10 feet thereof, which North 10 feet has heretofore been conveyed to the City of Waseca on May 14, 1955, by deed filed of record in the office of the Register of Deeds in and for Waseca County on May 15, 1955, in Book K of Quit Claim Deeds, page 539.

        Tract 4:

        The West 18 acres of the Southeast Quarter of the Southeast Quarter of
        Section 18, Township 107 North, Range 22 West, lying West of the Chicago and North Western Transportation Company (formerly the Minneapolis and St. Louis Railroad Company) tracks: except the North 10 feet and the South 50 feet thereof, and also excepting those properties described as Tracts 1, 2 and 3 immediately hereinabove.

Tract B (Parking Lot):

        Lot 8, except the West 33 feet thereof, Block 1, Auditor's Replat of Ward's Addition, originally Clear Lake City, to the Village of Waseca, Minnesota, according to the Plat thereof on file and of record in the office of the Register of Deeds in and for Waseca County, Minnesota.

Parcel C (Old Plant)

        Tract 1:

        Lot 1, Block 7, Trowbridge's Addition to the Village, now City, of Waseca, Minnesota, according to the Plat thereof on file and of record in the office of the Register of Deeds in and for Waseca County, Minnesota.

        Tract 2:

        Lot 8, Block 7, Trowbridge's Addition to the Village, now City, of Waseca, according to the Plat thereof on file and of record in the office of the Register of Deeds in and for Waseca County, Minnesota.

        Tract 3:

        The West 1/2 of Lot 2, Block 3, Original Plat of the Village, now City, of Waseca, Minnesota, according to the Plat thereof on file and of record in the office of the Register of Deeds in and for Waseca County, Minnesota.

        Tract 4:

        The East 1/2 of Lot 2, Block 3, Original Plat of the Village, now City, of Waseca County, Minnesota, according to the Plat thereof on file and of record in the office of the Register of Deeds in and for Waseca County, Minnesota.

        Tract 5:

        The West 67 feet of the East 100 feet of Lots 3 and 4 in Block 3 and the West 50 feet of Lots 3 and 4, in Block 3, Original Plat of the Village, now City, of Waseca, Minnesota, according to the Plat thereof on file and of record in the office of the Register of Deeds in and for Waseca County, Minnesota.

PARCEL D (Old Armstrong Building)

        All of Block 22 of Auditor's Addition to Barney's Addition in the City of Waseca, Minnesota, except the East 191 feet thereof, according to the Plat thereof on file and of record in the office of the County Recorder in and for Waseca County, Minnesota.
        AND
        The West 44 feet of the North 50 feet of the East 191 feet of Block 22 of Auditor's Addition to Barney's Addition to the City of Waseca, Minnesota, and being in the Southeast Quarter of the Northeast Quarter of Section 18 in Township 107 North of Range 22 West, Waseca County, Minnesota.

                                   EXHIBIT B
                                   ---------

                                Title Exceptions

                                   SCHEDULE B

                        NOTE: THIS IS A PRO FORMA POLICY

File Number             Policy Number


This policy does not insure against loss or damage by reason of the following:

1.      Rights of tenants as tenants only under unrecorded leases as follows:

                E.F. Johnson Company - Enscan, Inc. lease of___________________

                Greene Street Capital Corporation - E.F. Johnson Company lease of July ___, 1992.

                SEE ADDENDUM ATTACHED HERETO FOR ADDITIONAL EXCEPTIONS

CONTINUATION OF SCHEDULE B:

NEW PLANT, PARCEL A, TRACT 4:

2. As to Parcel A, Tracts 1 (Second Paragraph), 3 and 4 are subject to an existing highway (Fourth Street Southwest, City of Waseca) on the West side thereof. See survey made for E.F. Johnson Company by C.D. Hosfield, registered professional engineer and land surveyor, as to part of the Southeast Quarter of the Southeast Quarter of Section 18, Township 107 North, Range 22 West.

OLD PLANT, PARCEL C, TRACT 1:

3. Easement to the City of Waseca dated May 2, 1929 and filed June 1, 1929, recorded in Book S of Miscellaneous, on page 91, for the construction of a sanitary sewer running east/west through the center of Lot 1, Block 7, Trowbridge's Addition to the City of Waseca.

4. Easement to the City of Waseca as created in Quit Claim Deed dated January 16, 1979 and filed January 23, 1979, recorded in Book R of Quit Claim Deeds, on page 66, for sanitary sewer purposes, covering the South 10 feet of Lot 1, Block 7, Trowbridge's Addition to the City of Waseca.

OLD PLANT, PARCEL C, TRACT 2:

5. Easement to the City of Waseca as created in Quit Claim Deed dated January 15, 1979 and filed January 23, 1979, recorded in Book R of Quit Claim Deeds, on page 66, for sanitary sewer purposes, covering the North 10 feet of Lot 8, Block 7, Trowbridge's Addition to the City of Waseca.

OLD PLANT, PARCEL C, TRACT 3:

6. Easement to the City of Waseca dated July 17, 1929 and filed August 24, 1929, recorded in Book S of Miscellaneous, on page 167, for the construction and maintenance of a sanitary sewer, its course being described as South through the west side of Lot 2 to the middle of said lot and thence east through the center of said Block 3 to the east side of said block and thence through the center of Block 3 of the Original Plat of Waseca, Minnesota.

7. Easement to the City of Waseca as created in Quit Claim Deed dated January 16, 1979 and filed January 23, 1979, recorded in Book A of Quit Claim Deeds, on page 65, for sanitary sewer purposes, covering the South 10 feet of Lot 2, Block 3, Original Plat of the City of Waseca.

OLD PLANT, PARCEL C, TRACT 4:

8. Easement to the City of Waseca dated June 17, 1929 and filed June 8, 1929, recorded in Book S of Miscellaneous, on page 95, for the construction and maintenance of a sewer, over, through and upon the E 1/2 of Lot 2, Block 3, of the Original Plat of the City of Waseca, Minnesota.

9. Easement to the City of Waseca as created in Quit Claim Deed dated January 16, 1979 and filed January 23, 1979, recorded in Book R of Quit Claim Deeds, on page 66, for a sanitary sewer easement on the South 10 feet of Lot 2, Block 3, Original Plat of the City of Waseca.

OLD PLANT, PARCEL C, TRACT 5:

10. Basement to the City of Waseca as created in Quit Claim Deed dated January 16, 1979 and filed January 23, 1979, recorded in Book R of Quit Claim Deeds, on page 66, for sanitary sewer easement on the North 10 feet of Lot 3, Block 3, Original Plat of the City of Waseca.

PARCEL D (Old Armstrong Building)

11. Well and Pipeline Easement as created in Warranty Deed dated July 1, 1942 and filed July 15, 1942, recorded in Book 37 of Deeds, on page 488, for the well located on the 60 feet West of the East 87 feet of the North 50 feet on the East 191 feet of Block 22 of Auditor's Addition to Barney's Addition to the City of Waseca, Minnesota.

12. Joint Well Agreement dated July 1, 1942 and filed May 17, 1949, recorded in Book 4 of Miscellaneous, on page 217, regarding the well and pipeline as described in Paragraph 19 hereinabove.

13. REAL ESTATE TAXES DUE AND PAYABLE IN THE YEAR 1992 IN THE AMOUNT OF $265,374.00 AND SUBSEQUENT YEARS.

     NOTE:  First half 1992 real estate taxes are all paid.
            Second half taxes can be paid on or before October 15, 1992, without penalty.

14.  SPECIAL ASSESSMENTS HEREAFTER LEVIED.

     NOTE: There remains an unpaid balance of special assessments due on the following parcels: (This amount is the balance due after the installment certified over for payment with the real estate taxes due and payable in 1992.

                        PARCEL ID NO. 17-018-2200:   $20,211.24
                        PARCEL ID NO. 17-126-0290:       132.91